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                              EMPLOYMENT AGREEMENT


          AGREEMENT, dated as of April 22, 1998, between Henry Company, a California corporation (the "Company"), and Joseph T. Mooney, Jr. (the "Executive").


                             W I T N E S S E T H:

          WHEREAS, the Executive is a principal executive officer and a principal shareholder in Monsey Products Co., a Pennsylvania corporation ("Monsey");

          WHEREAS, concurrently with the execution of this Agreement, Company (the "Buyer") is purchasing from the Executive and the other shareholders of Monsey all of Monsey's issued and outstanding capital stock, purchase to a Stock Purchase Agreement dated February 27, 1998 (the "Stock Purchase Agreement"); and

          WHEREAS, it is a condition to consummation of the Stock Purchase Agreement that the Company and Executive execute this Employment Agreement;

          WHEREAS, the Company desires to retain the Executive's continued employment in an executive capacity and the Executive desires to accept such continued employment upon the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

          1. EMPLOYMENT. Pursuant to the terms and conditions set forth in this Agreement, the Company hereby employs the Executive, and the Executive hereby accepts such employment, as the Vice Chairman of Henry Company. The Executive shall report to the Chairman of the Henry Group of Companies or his authorized designee, and shall have such powers and duties consistent with the duties and office of a Vice Chairman as shall from time to time be assigned to him by the Board of Directors of the Company. The Executive agrees to use his best efforts to promote the interests of the Company and its subsidiaries and to devote his full business time and energies during normal business hours to the business and affairs of the Company during the Employment Period (as hereinafter defined); it being understood that the level of business activity engaged in by Executive over the last twelve (12) months shall be deemed to constitute "full business time". The Executive will not engage in any other business or professional activity, with or without compensation, if such business or professional activity may in any way hinder the Executive's ability, or infringe on the time necessary, to perform his duties hereunder.

          2.  TERM OF EMPLOYMENT.  The employment hereunder will be for a two
(2) year period commencing on April 22, 1998 and will end on the second anniversary of such date,

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unless earlier terminated pursuant to the provisions of Section 5 hereof (the term of such employment hereunder, the "Employment Period").

          3. REPRESENTATIONS OF EXECUTIVE. The Executive hereby represents to the Company that (i) he is not subject to any restrictions on his ability to enter into this Agreement, including but not limited to any applicable covenant not to compete or similar agreement entered into in connection with any previous employment, and (ii) he will not disclose or make use of any confidential information that is the property of any third party (including, without limitation, any trade secrets) in connection with his employment by the Company pursuant to this Agreement.

          4.  COMPENSATION.

               (a) BASE SALARY. As compensation for services hereunder during the Employment Period, the Company will pay the Executive an annual salary of Three Hundred Fifty Thousand Dollars ($350,000) ("Base Salary"), payable in appropriate bi-weekly installments to conform to the regular payroll dates for the Company's salaried personnel. The Executive's salary level shall be reviewed annually, but in no event less than the Base Salary stated herein.

               (b) BENEFITS. Executive will receive the benefits he currently receives pursuant to his employment with Monsey, subject to the same terms and conditions of those benefits.

          5.   TERMINATION.

               (a) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, termination for Cause shall mean:

                    (i) The Executive's willful failure or refusal, after written notice thereof, to perform specific directives of the Chairman of the Henry Group of Companies or his authorized designee, when such directives are reasonable and consistent with the scope and nature of the Executive's duties and responsibilities as determined by the Board of Directors of the Company;

                    (ii) Dishonesty of the Executive affecting the Company, its subsidiaries or affiliates;

                    (iii) Drunkenness or use of drugs which interferes with the performance of the Executive's obligations under this Agreement, or puts the Company, its subsidiaries or affiliates at risk of any potential liability;

                    (iv) The Executive's conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony or of any crime involving moral turpitude or fraud;

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                    (v)  Any gross or willful misconduct of the Executive
          resulting in substantial damage to the Company's reputation or theft or defalcation from the Company or its subsidiaries; and

                    (vi) Any material breach (not covered by any of the clauses
          (i) through (v)) of any of the provisions of this Agreement entered into on the date hereof between Henry Company and the Executive if such breach is not cured within 15 days after written notice thereof to the Executive by the Company.

               (b)  Intentionally left blank.

               (c) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate the Executive's employment hereunder for any reason or no reason at any time by giving a Notice of Termination (as defined below) to the Executive.

               (d) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder for any reason by giving a Notice of Termination (as defined below) to the Company.

               (e) DEATH. The Executive's employment hereunder shall terminate upon his death.

               (f) DISABILITY. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for one hundred eighty
(180) consecutive days, and, within thirty (30) days after a Notice of Termination is given by the Company, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder. The Company may provide such Notice of Termination on or after the date on which the Executive has been absent for one hundred fifty (150) consecutive days.

               (g) NOTICE OF TERMINATION. Any termination by the Company pursuant to subparagraphs (a), (c) or (f) above or by the Executive pursuant to subparagraph (d) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

               (h) DATE OF TERMINATION. Date of Termination shall mean (i) if the Executive's employment is terminated by his death, the day after his death; (ii) if the Executive's employment is terminated pursuant to subparagraph (c) or (f) above, thirty (30) days after Notice of Termination is given (provided that, in the case of termination under subparagraph (f), the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty day period); (iii) if the Executive's employment is terminated pursuant to subparagraph (d)

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above, thirty (30) days after Notice of Termination is given; and (iv) if the
Executive's employment is terminated pursuant to subparagraph (a) above, the date specified in the Notice of Termination.

          6.  COMPENSATION UPON TERMINATION.

               (a) TERMINATION FOR CAUSE. If the Executive's employment is terminated for Cause, the Company shall pay the Executive his full Base Salary, Bonus and benefits through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

               (c)  TERMINATION BY THE COMPANY WITHOUT CAUSE.    If the
Executive's employment is terminated without cause pursuant to Section 5(c) of this Agreement, the Company shall continue to pay the Executive's Base Salary as provided in this Agreement, and shall continue to provide the benefits provided for in Section 4(c) of this Agreement, for the lesser of
(i) the remaining term of the Employment Period; provided, however, that at least one (1) year of health benefits shall be provided, or (ii) the date the Executive enters into an employment, consulting, advisory or similar relationship with another company or business.

               (d) VOLUNTARY TERMINATION. If the Executive terminates his employment hereunder pursuant to Section 5(d) hereof, the Company will pay the Executive, through the Date of Termination, his full Base Salary, Bonus and benefits at the rate in effect at the time Notice of Termination is given, and the Company will have no further obligations to the Executive under this Agreement.

               (e) TERMINATION UPON DEATH. If this Agreement terminates as a result of the Executive's death, the Company's obligations to the Executive will cease, including the obligation to pay any Base Salary, Bonus and benefits (other than health benefits for Executive's spouse, which shall continue for one (1) year after Executive's death), on the Date of Termination.

               (f) TERMINATION UPON DISABILITY. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to be paid his Base Salary, Bonus and benefits, except that after termination of employment pursuant to Section 5(f) hereto, the Company's obligations to the Executive shall cease, including the obligation to pay Base Salary, Bonus and benefits.

          7.  INTELLECTUAL PROPERTY; CONFIDENTIALITY.

               (a) INTELLECTUAL PROPERTY. The Executive expressly agrees that during the Employment Period, to the extent the Executive discovers or creates any inventions, formulas, techniques, processes, improvements or other rights constituting a trade secret (cumulatively, a "Trade Secret"), all such Trade Secrets and any patent, copyright or licensing relating thereto or arising therefrom shall be the sole and exclusive rights of the Company.

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               (b)  CONFIDENTIALITY.  The Executive agrees that he will not, during the Employment Period or subsequent thereto, divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources other than as a result of a disclosure by the Executive). The Executive further agrees that he will not, during the Employment Period or subsequent thereto, disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Company.

          8.   NON-COMPETE AGREEMENT

               (a) ACKNOWLEDGMENTS BY THE EXECUTIVE. The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Company's business is international in scope and its products are marketed throughout the United States and Canada; (c) The Company competes with other businesses that are or could be located in any part of the United States or Canada; (d) the Buyer has required that the Executive make the covenants set forth in this Section 8 as a condition to the Buyer's purchase of the Executive's stock in the Company; and (e) the provisions of this Section 8 are reasonable and necessary to protect the Company's business.

               (b) COVENANTS OF THE EXECUTIVE. In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Company, the Executive covenants that he will not, directly or indirectly:

                    (i) during the Period (as defined), except in the course of his employment hereunder, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or lend the Executive's name or any similar name to, or render services or advice to, any business whose products or activities compete in whole or in part with (a) the products or activities of the Company anywhere within the United States or Canada (the "Company Business") or (b) the manufacture and sale of building envelope systems and related products, roofing membranes (modified bitumen and other related roofing products), asphalt or wax based industrial emulsions, roof and driveway coatings and cement, and paving sealers (the "Monsey Business"); PROVIDED, HOWEVER, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934; and provided further, that Executive may, with the prior written consent of the Company (which consent shall not be unreasonably withheld), provide financing and advice only to members of his immediate family (which shall mean his sons, daughters and sons-in-law) to activities not directly competitive with the Company or

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          Monsey business.  For the purposes of the immediately prior clause, the parties agree that a non-directly competitive business shall mean the retailing and wholesaling of building materials generally, so long as the business does not primarily involve the sale of products of the type sold by the Company or Monsey;

                    (ii) whether for the Executive's own account or for the account of any other person, at any time during the Period, solicit business of the same or similar type being carried on by the Company or Monsey from any person known by the Executive to be a customer of the Company or Monsey, whether or not the Executive had personal contact with such person during and by reason of the Executive's employment with the Company or Monsey;

                    (iii) whether for the Executive's own account or the account of any other person at any time during the Period, (a) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Company or Monsey at any time during the Period or in any manner induce or attempt to induce any employee of the Company or Monsey to terminate his employment with the Company or Monsey; or (b) interfere with the Company's relationship with any person, including any person who at any time during the Period was an employee, contractor, supplier, or customer of the Company; or

                    (iv) at any time during or after the Period, disparage the Company or its shareholders or affiliates, directors, officers, employees, or agents.

          For purposes of this Section 8(b), the term "Period" means five (5) years from the date hereof with respect to the Company's Business and ten
(10) years from the date hereof with respect to Monsey Business.

          If any covenant in this Section 8(b) is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

          The period of time applicable to any covenant in this Section 8(b) will be extended by the duration of any violation by the Executive of such covenant.

          9. REMEDIES If Executive breaches the terms of this Agreement (including the covenants set forth in Sections 7 and 8), the Company will be entitled to the following remedies:

     (1)  Damages from Executive;

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     (2)  In addition to its right to damages and any other rights it may have, to obtain injunctive or other equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of this Agreement (including Sections 7 and 8, which are independent covenants and essential elements of this Agreement), it being agreed that money damages alone would be inadequate to compensate the Company and would be an inadequate remedy for such breach; and

     (3) The rights and remedies of the parties to this Agreement are cumulative and not alternative.

          10. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Executive agrees that he will not assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, nor shall the Executive's rights be subject to encumbrance or the claims of creditors and any purported assignment, transfer or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets or the assignment of this Agreement by the Company and the performance of its obligations hereunder to any successor in interest or any affiliated company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their
respective heirs,  successors and permitted assigns.   In the event of any
attempted assignment or transfer of rights hereunder by the Executive contrary to the provisions hereof, the Company shall have no further liability for payments hereunder.

          11. GOVERNING LAW; CAPTIONS. This Agreement shall be governed by the laws of the State of Pennsylvania. This Agreement may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

          12. COMPLETE AGREEMENT. This Agreement terminated all prior agreements between the parties relating to the subject matter herein addressed and constitutes the entire agreement between the parties as to the employment relation between the parties. In the event of termination of employment under any of the circumstances described herein, the arrangements provided for by this Agreement will constitute the entire obligation of the Company to the Executive and performance thereof by the Company will constitute full settlement of any claim that the Executive might otherwise assert against the Company or its affiliates for breach of this Agreement.

          13. NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and will be deemed effective when delivered in person (in the Company's case, to the President of the Henry Group of Companies and in the Executive's case,

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to Joseph T. Mooney, Jr. or, if mailed, on the date of deposit in the mail, postage prepaid, addressed as follows:

          If to the Company:

               The Henry Group of Companies
               2911 East Slauson Avenue
               Huntington Park, CA  90255

          If to Executive:

               Mr. Joseph T. Mooney, Jr.
               P. O. Box 877
               Kimberton, PA 19442

or to such other address as shall have been specified in writing by any party to the other parties.

          14. ARBITRATION OF DISPUTES. Any dispute over the interpretation or enforcement of any provision of this Agreement or any controversy or claim arising out of or relating to this Agreement or the Executive's employment with the Company, including statutory claims, shall be settled by arbitration administered by the American Arbitration Association. The parties expressly waive all rights to a jury trial.

          The arbitration shall be conducted before a single arbitrator and shall occur in the Commonwealth of Pennsylvania. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. The Arbitrator shall have the authority to determine who should bear the costs and expenses (including attorneys' fees) of arbitration.

          15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall constitute one and the same document.

          IN WITNESS WHEREOF, the Company has by its appropriate officer signed this Agreement and the Executive has signed this Agreement, as of the day and year first above written.

                                       HENRY COMPANY


                                             /s/ Richard B. Gordinier
                                          -----------------------------------
                                       By:   Richard B. Gordinier
                                          -----------------------------------
                                       Its:  President
                                           ----------------------------------

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                                       /s/ Joseph Mooney, Jr.
                                       --------------------------------------
                                       JOSEPH T. MOONEY, JR.
































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